As filed with the Securities and Exchange Commission on July 9, 2010
                                                   Registration No. 33- ________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           COMPETITIVE COMPANIES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         NEVADA                                        65-1146821
------------------------                   -----------------------------------
(State or Incorporation)                   (I.R.S. Employer Identification No.)

                           19206 Huebner Rd, Suite 202
                            San Antonio, Texas 78258
             ------------------------------------------------------
             (Address of principal executive offices and zip codes)


                           COMPETITIVE COMPANIES, INC.

                                                        Copy To:
William H. Gray, Chief Executive Officer         Mark J. Richardson, Esq.
      Competitive Companies, Inc.                Richardson & Associates
     19206 Huebner Road, Suite 202        1453 Third Street Promenade, Suite 315
        San Antonio, Texas 78258              Santa Monica, California 90401
             (210) 233-8980                           (310) 393-9992
  (Name, address and telephone number
        of agent for service)

                         CALCULATION OF REGISTRATION FEE

===================================== ===================== ================= ================== =================
                                                                Proposed          Proposed
        Title of Each Class                                     Maximum            Maximum          Amount of
           of Securities                  Amount to be       Offering Price       Aggregate        Registration
          to be Registered                 Registered          Per Share       Offering Price          Fee
------------------------------------- --------------------- ----------------- ------------------ -----------------
Common Stock, no par value               800,000 shares         $0.08(1)           $64,000            $4.56
------------------------------------- --------------------- ----------------- ------------------ -----------------

     Total                               800,000 shares         $0.08(1)           $64,000            $4.56
===================================== ===================== ================= ================== =================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the last sale price of the Company's Common Stock on June 30, 2010 as reported on the OTC
         Bulletin Board.


         This Form S-8 consists of 27 pages, including exhibits. The index to exhibits is set forth on page 8.







================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.
-------------------------------------------------

         Competitive   Companies,   Inc.   ("CCI,"   "we,"  the   "Company"   or
"Registrant") incorporates by reference in this Registration Statement the following documents:

                  (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

                  (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

                  (c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

                  (d) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

                  (e) All other  reports  filed by the  Registrant  pursuant  to
         Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2008.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.
-----------------------------------

         GENERAL. The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, par value $0.001 per share, and 100,000,000 shares of Preferred Stock, par value $0.001 per share. On June 30, 2010, the Company had 112,200,793 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding,

         COMMON STOCK. All outstanding shares of Common Stock are, and the shares to be issued as contemplated herein will be, fully paid and nonassessable. As a class, holders of the Common Stock are entitled to one vote per share in all matters to be voted upon by the stockholders. Holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors. Holders of Common Stock are entitled to receive such dividends when and as declared by the Board of Directors out of the surplus or net profits of the Company legally available therefore, equally, on a share for share basis. The Company does not anticipate paying dividends in the near future. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally, on a share for share basis, in all assets remaining after payment of liabilities, subject to the prior distribution rights of any other classes or series of capital stock then outstanding. The Common Stock has no preemptive rights and is neither redeemable nor convertible, and there are no sinking fund provisions. As of June 30, 2010, the Company's 112,200,793 shares of Common Stock outstanding were held by approximately 620 stockholders of record, not including shares held in securities brokerage accounts.

         PREFERRED STOCK. The Company is authorized to issue 100,000,000 shares of Preferred Stock, par value $0.001 per share, having such rights, preferences and privileges, and issued in such series, as are determined by the Company's Board of Directors. No preferred stock of the Company is currently outstanding.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.
------------------------------------------------

         The validity of the issuance of the shares of Common Stock covered by this Prospectus will be passed upon for the Company by Richardson & Associates, counsel to the Company, 1453 Third Street Promenade, Suite 315, Santa Monica, California, 90401. Richardson & Associates owns no shares of the Company's Common Stock.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
---------------------------------------------------

         Under Nevada General Corporation Law and CCI's Bylaws, CCI's directors will have no personal liability to CCI's stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

         The effect of this provision in CCI's Bylaws is to eliminate the rights of CCI's stockholders (through stockholder's derivative suits on behalf of CCI) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(vi) above. This provision does not limit nor eliminate the rights of CCI or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, CCI's Bylaws provide that if Nevada law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. These provisions will not alter the liability of the directors under federal securities laws.

         Furthermore, management plans to enter into agreements to indemnify CCI's directors and officers, in addition to the indemnification provided for in CCI's Bylaws. These agreements, among other things, will indemnify CCI's directors and officers for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of CCI, arising out of such person's services as a director or officer of CCI, any subsidiary of CCI or any other company or enterprise to which the person provides services at the request of CCI. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. In the future, CCI may also purchase an insurance policy to protect our officers and directors from certain liabilities, including liabilities against which we cannot directly indemnify our directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CCI pursuant to the foregoing provisions, CCI has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.
---------------------------------------------

         The shares of Common Stock which will be issued pursuant to this registration statement will be issued pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 8.   EXHIBITS.
------------------

1.1      Articles of Incorporation of the Registrant.(1)

1.2      Amendment to Articles of Incorporation of the Registrant.(2)

1.3      Bylaws of the Registrant.(1)

2.1 Opinion of Richardson & Associates as to the legality of the securities being registered.

3.1      Consent of Richardson & Associates.

3.2      Consent of M&K CPAS, PLLC,  Independent  Registered  Public  Accounting
         Firm.

4.1      Power of Attorney (contained on page 5 hereof).

5.1      Re-offer Prospectus, dated July 5, 2010.

-----------------------------------------------------

         (1) Incorporated by reference from the exhibits included with the Company's Registration Statement (No. 333-76630) on Form SB-2 file with the SEC on January 11, 2002.

         (2) Incorporated by reference from the exhibits included with the Form 8K filed by with Company with the SEC on February 20, 2009.


ITEM 9.   UNDERTAKINGS.
----------------------

         A. The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   Registration
                  Statement:

                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the finial adjudication of such issue.


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William H. Gray, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or the substitute or substitutes of him, may lawfully do or cause to be done by virtue hereof.









                         [SIGNATURES ON FOLLOWING PAGE]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused his Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas on the 9th day of July 2010.


                                    COMPETITIVE COMPANIES, INC.


                                    By: /s/ William H. Gray
                                        ----------------------------------------
                                        William H. Gray, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

------------------------- ---------------------------------- ------------------

       SIGNATURE                      TITLE                         DATE
------------------------- ---------------------------------- ------------------


/s/ William H. Gray       Chief Executive Officer             July 9, 2010
------------------------- (Chief Operating Officer)
William H. Gray           and Chief Financial Officer


/s/ Dr. Ray Powers        President                           July 9, 2010
-------------------------
Dr. Ray Powers

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 2010

                                                     REGISTRATION NO. 33-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933




                           COMPETITIVE COMPANIES, INC.







                                 EXHIBIT VOLUME

                                     TO THE

                             REGISTRATION STATEMENT



















================================================================================

                         INDEX TO THE EXHIBIT VOLUME TO
                       REGISTRATION STATEMENT ON FORM S-8


1.1      Articles of Incorporation of the Registrant.(1)

1.2      Amendment to Articles of Incorporation of the Registrant.(2)

1.3      Bylaws of the Registrant.(1)

2.1 Opinion of Richardson & Associates as to the legality of the securities being registered.

3.1      Consent of Richardson & Associates.

3.2      Consent of M&K CPAS, PLLC,  Independent  Registered  Public  Accounting
         Firm.

4.1      Power of Attorney (contained on page 5 hereof).

5.1      Re-offer Prospectus, dated July 9, 2010.
---------------

         (1) Incorporated by reference from the exhibits included with the Company's Registration Statement (No. 333-76630) on Form SB-2 file with the SEC on January 11, 2002.

         (2) Incorporated by reference from the exhibits included with the Form 8K filed by with Company with the SEC on February 20, 2009.